Exhibit 10.3

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (the “Agreement”) is entered into as of July 1, 2004, by and among:

UnitedGlobalCom, Inc., duly represented by Mr. Jeremy Evans, duly empowered to this effect (“UGC”);

UPC France Holding BV, a Netherlands private limited liability company, duly represented by Mr. Ray Collins, duly empowered to this effect (“UPC”); and

SUEZ SA, a société anonyme organized under the laws of France, duly represented by Mr. Michel Sirat, duly empowered to this effect  (“Suez”).

(UPC and Suez are referred to individually as a “Shareholder” or “Party” and collectively as the “Shareholders” or “Parties”)

W I T N E S S E T H:

WHEREAS, MédiaRéseaux SAS is a société par actions simplifiée with a capital of 427,135,071 Euros, organized under the laws of France having its registered office at 10, rue Albert Einstein, 77420 Champs-sur-Marne, registered at the Registry of Commerce and Companies of Meaux under the number 404 453 615 (“MédiaRéseaux”).  MédiaRéseaux is a holding company the principal assets of which are (1) the share capital of Suez-Lyonnaise Télécom SA (“Noos”); (2) the Noos Intercompany Loan; and (3) the share capital of UPC France SA.  Noos and UPC France SA each owns in turn all the share capital of various operating companies that operate cable networks and provide services over those networks in France.

WHEREAS, pursuant to the extraordinary shareholders’ meeting of MédiaRéseaux dated the date hereof: (i) MédiaRéseaux issued to Suez, in consideration for partial set-off of a debt owed by MédiaRéseaux to Suez in connection with MédiaRéseaux’s purchase of the Noos Intercompany Loan, 85,000,000 shares of Class B Common Stock of MédiaRéseaux, par value one Euro per share (the “Class B Shares”); and (ii) the articles of incorporation (statuts) of MédiaRéseaux were modified to appear as in Exhibit 5.6.

WHEREAS, the Class B Shares held by Suez represent 19.9% of the outstanding share capital of MédiaRéseaux.  The remaining 80.1% of the share capital is made up of 342,135,071 shares of Class A Common Stock, par value one Euro per share (the “Class A Shares”), all of which are owned, as of today, by UPC.

WHEREAS, except as expressly provided herein, the Class A Shares and the Class B Shares shall carry with them the same rights.

WHEREAS, the Parties hereto desire to set forth their respective rights and obligations with respect to their shareholdings in MédiaRéseaux.

NOW, THEREFORE, in consideration of the premises, covenants and mutual agreements set forth below, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate”	shall mean an entity Controlling, Controlled by or under common Control with another entity;

“Board”	shall mean the board of directors of MédiaRéseaux;

“Control”	shall have the meaning given to it in article L 233-3 of the French Commercial Code;

“Call Option Agreement”	shall have the meaning given to it in Section 4.1;

“Directors”	shall mean the members of the Board;

“Fair Market Value”	shall mean the fair market value of the Class B Shares or other interests provided for herein to be valued in accordance with such procedure, in accordance with the procedure set forth in Section 4.4;

“FMV Notice Date”	shall have the meaning given to it in Section 4.4;

“Major Business
Combination”

shall mean (i) the acquisition of, or merger with, NC Numéricâble or France Télécom Câble, or (ii) a merger of MédiaRéseaux together with all or substantially all its subsidiaries with any entity that is not an Affiliate of UPC with an enterprise value of such entity in excess of EUR 200 million and where there is no fairness opinion by an independent expert selected by the Board;

“Marketable Securities”	shall mean equity securities for which there is a public market and for which the average daily volume and free float will exceed the thresholds set forth in Exhibit 1;

“MédiaRéseaux Group”	shall mean MédiaRéseaux and the entities MédiaRéseaux from time to time Controls;

“Noos Intercompany Loan”	shall mean the shareholder loan owed by Noos to MédiaRéseaux as of the date hereof;

“Purchase Information”	shall have the meaning given to it in Section 3.5(b);

“Strategic Interest”

shall mean a direct or indirect interest of either: (i) at least 10% of the voting share capital of MédiaRéseaux or (ii) a number of Class B Shares equal to or greater than the number of Class B Shares received by Suez on the date hereof multiplied by the fraction 65/85, such number of shares being adjusted in order to take into account any division of the Class B Shares, allotment for free or new Class B Shares, exchange of shares or other similar operations affecting the Class B Shares;

“Strategic Partner”

shall mean an industrial or media group headquartered in France, that UPC, acting reasonably, agrees to designate as a Strategic Partner and that is admitted to MédiaRéseaux as a Shareholder and initially acquires a significant shareholding therein;

“Third Party”	means an individual or entity that is not an Affiliate of the relevant Shareholder in question;

“transfer”	shall have the meaning given to it in Section 3.1(b); and

“UPC Group”	shall mean UPC and its Affiliates, excluding the MédiaRéseaux Group.

ARTICLE II

MANAGEMENT OF MÉDIARÉSEAUX

SECTION 2.1  Composition and Meetings of the Board.  (a)  MédiaRéseaux shall be managed by a Board comprised of no less than three and no more than twelve Directors.  For so long as Suez holds a Strategic Interest, the Shareholders undertake to cause to be elected to the Board such number of Suez designees as corresponds to Suez’s proportionate ownership in the voting share capital of MédiaRéseaux.  In the event this calculation results in a fractional number of Directors, the fraction shall be rounded up or down to the nearest whole number, provided, however, that the number of Directors nominated by Suez shall not be less than one as long as Suez holds a Strategic Interest.  The initial Board will consist of five Directors, including one Director elected from among Suez designees, and four elected from among the designees of holders of Class A Shares.  The number of Directors may be increased or decreased from time to time, by vote of the ordinary general meeting of shareholders of MédiaRéseaux, without prejudice to Suez’s right to have at least one designee elected as Director as long as Suez holds a Strategic Interest.

(b)  The active presence on the Board of a high-level Director nominated by Suez is important to the future development of MédiaRéseaux, particularly in connection with

MédiaRéseaux’s relations with the French government and institutions, and the search for a Strategic Partner.  Consequently, subject to paragraph (c) below, the nomination by Suez, and the active participation and support, of at least one duly-qualified Director shall be an obligation of Suez, not just a right.

(c)  There shall be at least four meetings of the Board per calendar year.  All meetings of the Board shall be held in Paris, upon convocation of the Chairman.  The parties shall cause their designated Directors to attend meetings of the Board; provided, however, that for any meeting of the Board held in addition to the four meetings per calendar year referred to above, any Suez designated Director, if he cannot attend the meeting in person, may nominate any other Director who is present to act as his alternate and to vote in his place at the meeting.

(d)  Directors shall receive no fees for their services.

(e)  The quorum for any meeting of the Board called to decide upon any matter referred to in Section 2.2 shall not be satisfied if at least one Director appointed by Suez does not attend the meeting and the meeting shall be adjourned for seven (7) days.  If at the adjourned meeting no Director appointed by Suez attends, the Directors then present shall be deemed to constitute a quorum for all purposes.

(f)  Unless the prior notice requirement is waived by the Suez designated Director,  the Chairman shall give at least ten (10) days’ prior written notice of a Board meeting held to approve one of the matters listed in Section 2.2, and at least five (5) days’ prior written notice for other meetings.  Any such notice shall contain an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by copies of any relevant documents to be discussed at the meeting.  Business not on the agenda may be discussed at the meeting but shall not be voted upon except with the consent of Suez’s designated Directors.

(g)  Except for matters listed in Section 2.2, Board decisions shall be adopted by simple majority vote.

SECTION 2.2  Special Voting Requirements.  For so long as Suez holds a Strategic Interest, and without prejudice to Suez’s rights as shareholder under French law, adoption of the decisions set forth below shall require the unanimous affirmative vote of the Director(s) nominated by Suez:

(a)           A Major Business Combination.  If any such Major Business Combination is proposed after the first anniversary of this Agreement, and if Suez votes against any such proposed Major Business Combination, then UPC may exercise its call right under Section 4.3 regardless of whether the period in which such option may otherwise be exercised is then in effect, and Fair Market Value will be determined as if such transaction does not take place.  (For the avoidance of doubt, this right is without prejudice to UPC’s right under Section  4.1 to exercise a call option any time before the first anniversary of this Agreement.)

(b)           A fundamental change in the business strategy of MédiaRéseaux such that the MédiaRéseaux Group’s business is not wholly in telecommunications, data distribution and/or content, with related goods and services;

(c)                                  The following transactions between any member of the MédiaRéseaux Group, on the one hand, and any Affiliate of UPC that is not a member of the MédiaRéseaux Group, on the other hand:

(1)          In respect of mergers, acquisitions or dispositions with an enterprise value in excess of EUR 10 million or similar transactions where there is no fairness opinion by an independent expert selected by the Board.

(2)          In respect of any new commercial contract or series of interrelated commercial contracts (in either case, to be treated as a “contract” for purposes hereof) entered into contemporaneously covering the same service representing more than EUR10 million of revenues or costs per calendar year to the MédiaRéseaux Group unless the Board determines that the contract is in the corporate interest of MédiaRéseaux (such corporate interest to be determined by taking into account, among other things, the preservation of the interests of MédiaRéseaux shareholders).  For purposes of making this determination, if Suez reasonably determines that the contract is not in the corporate interest of MédiaRéseaux, then Suez shall request that the Board appoint an independent expert, in which case UPC shall cause its designated Directors to vote in favor of the appointment of an expert selected by the Board.  The Board shall choose the expert in its discretion, provided only that the expert possesses the requisite qualifications and independence.  No approval or fairness opinion under the Shareholders Agreement is required for intra-group arrangements to which the UPC Group is subject as of March 15, 2004, provided, however, that (x) any modification or renewal of such existing arrangements will be treated as a “new commercial contract” for purposes of this Section 2.2(c)(2) if the modification or renewal is on terms significantly less favorable to the MédiaRéseaux Group than those that applied under such existing arrangements, and (y) any extension of those existing arrangements to Noos and its subsidiaries will be treated as a “new commercial contract” for purposes of this Section 2.2(c)(2).  Exhibit 2.2(c)(2) contains a list of related-party measures and corresponding material terms that the parties agree are in the corporate interest of MédiaRéseaux.

(3)          In respect of the provision of financing by UPC and its Affiliates to the MédiaRéseaux Group other than on arm’s length conditions as compared to conditions that would otherwise be available to MédiaRéseaux on a stand-alone basis.  The Parties agree that for the period ending on the earlier of (i) the fourth anniversary hereof or (ii) the date on which Suez ceases to hold a Strategic Interest, the acquisition debt of MédiaRéseaux as of the Closing Date shall bear interest at a rate equal to Euribor plus 5.5% per annum, as stipulated in

Section 5(4) of Schedule 2.6 to the Purchase Agreement, or the equivalent fixed swap rate.

(d)  The incurrence by MédiaRéseaux or any of its subsidiaries of external financial debt only if such external financial debt, when added to all then existing external financial debt of MédiaRéseaux and its subsidiaries, would, at the time of its issuance, exceed 6 times the budgeted annual EBITDA for MédiaRéseaux and its subsidiaries for the year in which such indebtedness is incurred.  “External financial debt” shall mean financial indebtedness to lenders other than companies in the MédiaRéseaux Group.  The restriction contained in this paragraph shall not restrict the Board’s ability to incur indebtedness in excess of this limitation if the Board determines that such indebtedness is required in order to support the ongoing existing business of the MédiaRéseaux Group.

SECTION 2.3  Preservation of Governance Rights.  Suez’s rights under Sections 2.1, 2.2 and 3.6 will end as soon as Suez ceases to hold a Strategic Interest.

ARTICLE III

TRANSFERS OF CLASS B SHARES

SECTION 3.1  Transferability.  (a) The Class B Shares may be transferred only in accordance with the provisions set forth herein. Any transfer of Class B Shares in violation of this Agreement shall be void, ab initio.

(b) For the purposes of this Agreement, the term “transfer” shall mean any sale, exchange, pledge or grant of a security interest or any other disposition of the Class B Shares, or of any right, title or interest therein, whether voluntary or by operation of law, that would change the legal or beneficial ownership of the Class B Shares.  The term “transfer” includes, without limitation, any transaction that creates a form of joint ownership in the Class B Shares between the transferor and one or more persons or any transaction that creates or grants an option, warrant, or right to obtain an interest in the Class B Shares.

(c) The transfer in shares of an Affiliate that holds, directly or indirectly, shares in MédiaRéseaux shall be deemed a transfer of the relevant Class A or Class B Shares held directly or indirectly by that Affiliate, provided that both the Affiliate’s assets and revenues, on a consolidated basis, consist principally of the assets and revenues of the MédiaRéseaux Group.  Notwithstanding the foregoing proviso, if a transfer of shares of an Affiliate is done for the purpose of avoiding the application of this Article III and not for an independent business purpose, such transfer shall nevertheless be deemed a transfer of MédiaRéseaux shares for purposes of this Agreement, even if the Affiliate’s assets and revenues, on a consolidated basis, do not consist principally of MédiaRéseaux Group assets and revenues.

(d)  Class B Shares, if and when acquired by UPC, shall cease to be Class B Shares, and shall be treated as Class A Shares, for purposes of this Agreement.

SECTION 3.2         No Transfer of Class B Shares Prior to the Third Anniversary or Entry of Strategic Partner.  (a) Without prejudice to Suez’s rights as set forth in Sections 3.3 and 3.4 below, Suez hereby agrees and covenants, on its own behalf and on behalf of its Affiliates, that no Class B Share shall be transferred to a person or entity other than an Affiliate of Suez prior to the earlier of (i) the third anniversary of this Agreement and (ii) the date on which a Strategic Partner acquires a significant interest in MédiaRéseaux.

(b)  Suez may transfer some or all of its Class B Shares to an Affiliate, provided that: (i) Suez notifies UPC in writing of such transfer at least thirty (30) days in advance; (ii) the relevant Affiliate agrees in writing, in a form satisfactory to UPC, to be bound by the terms of this Agreement; and (iii) if the relevant transfer occurs before the first anniversary of this Agreement, the relevant Affiliate signs a separate Call Option Agreement in favor of UPC, in the form of Exhibit 4.1.  A transfer of Class B Shares to an Affiliate of Suez shall not release Suez from its obligations hereunder and Suez shall be liable to UPC for any breach of this Agreement by the relevant Affiliate.

SECTION 3.3  Tag-Along and Drag-Along Rights.  The following provisions shall apply for so long as Suez is a Shareholder:

(a) Tag-Along for Entirety of Interest.  In the event that one or more holders of Class A Shares proposes to transfer all or any part of their Class A Shares to a Third Party (a “Tag-Along Purchaser”) in a transaction or series of related transactions such that, following the proposed transfer, the Third Party acquires Control of MédiaRéseaux (a “Tag-Along Offer”), UPC shall provide written notice (the “Tag-Along Offer Notice”) of the Tag-Along Offer to Suez at least thirty (30) days prior to the proposed consummation of the Tag-Along Offer.  The Tag-Along Notice shall identify the Tag-Along Purchaser, the number of Class A Shares to be transferred, the proposed amount and form of consideration per Class A Share (and if such consideration consists in whole or in part of property other than cash, UPC will provide such information relating to such consideration, to the extent reasonably available to it, as Suez may reasonably require in order to evaluate such non-cash consideration).  During the thirty (30)-day period following receipt of the Tag-Along Offer Notice, Suez shall have the right, by sending an irrevocable written notice to UPC referring to this Section 3.3(a), to have all (but not less than all) of the Class B Shares included in such transfer, and such shares shall have priority over the shares of the holders of Class A Shares with respect to such transfer. The sale of Class B Shares pursuant to this Section 3.3(a) shall be made upon terms identical to those proposed by the Third Party to the holders of the Class A Shares, and shall be made simultaneously with the sale of such Class A Shares; provided, however, that

(i) where the consideration per share payable by the Third Party consists of non-cash consideration, the Third Party may, at its option, choose to substitute the cash value of that consideration (in which case the consideration to be paid to Suez shall be equal to the Fair Market Value of such non-cash consideration as determined pursuant to Section 4.4);

(ii) where the relevant transfer of Control is part of a larger transaction involving the transfer of other assets unrelated to MédiaRéseaux, Suez shall be entitled to request a determination of the Fair Market Value pursuant to Section 4.4, in which case the price paid to Suez for its shares shall be equal to the Fair Market Value so determined;

(iii) If Suez invokes the Fair Market Value procedure in either case (i) and (ii) above, and the procedure confirms that the Fair Market Value is equal to or lower than the price (or value of non-cash consideration) proposed in the Tag Along Offer, Suez shall be required to pay all costs associated with the Fair Market Value procedure.

(b) Drag-Along for Entirety of Interest.  If a Third Party (a “Drag-Along Purchaser”) proposes to acquire Control of MédiaRéseaux through the acquisition of Class A Shares in a transaction or series of related transactions sufficient to enable the Third Party to acquire Control, and Suez elects not to exercise its tag along right under Section 3.3(a), then UPC shall have the option to purchase, or cause to be purchased by the Third Party, all but not part only of the Class B Shares by either UPC or the Third Party, by delivering an irrevocable notice of purchase to Suez (a “Drag-Along Sale Notice”).  The Drag-Along Sale Notice shall identify the Drag-Along Purchaser, the proposed amount and form of consideration per Class B Share (and if such consideration consists in whole or in part of property other than cash, UPC will provide such information relating to such consideration, to the extent reasonably available to it, as Suez may reasonably require in order to evaluate such non-cash consideration).  Suez hereby agrees, on its own behalf and on behalf of all other Class B Share holders, to sell such shares to UPC or its designee upon receipt of written notice from UPC referring to this Section 3.3(b).  The price per share, and form of consideration payable for such sale will be identical to the price per share and form of consideration payable by the Third Party in connection with its acquisition of Control of MédiaRéseaux.  Provisos (i), (ii) and (iii) of Section 3.3(a) above shall apply, mutatis mutandis, to the terms of such sale.

(c) Proportionate Tag-Along.  In the event that one or more holders of Class A Shares proposes to transfer all or any part of their shares to a Third Party (a “Tag-Along Purchaser”) in an amount which does not transfer Control over MédiaRéseaux (a “Tag-Along Offer”), UPC shall provide written notice (the “Tag-Along Offer Notice”) of the Tag-Along Offer to Suez at least fifteen (15) days prior to the proposed consummation of the Tag-Along Offer.  The Tag-Along Notice shall identify the Tag-Along Purchaser, the number of Class A Shares to be transferred, the proposed amount and form of consideration per Class A Share (and if such consideration consists in whole or in part of property other than cash, UPC will provide such information relating to such consideration, to the extent reasonably available to it, as Suez may reasonably require in order to evaluate such non-cash consideration).  During the fifteen (15)-day period following receipt of the Tag-Along Offer Notice, Suez shall have the right, upon sending an irrevocable written notice to UPC referring to this Section 3.3(c), to have a proportionate number of the Class B Shares included in such transfer.  For example, if the proposed transfer to the Third Party involves 10% of the Class A Shares, then Suez would have the right to sell 10% of its Class B Shares.  All sales of Class B Shares by Suez pursuant to this Section 3.3(c) shall be made upon terms identical to those proposed by the Third Party to the holders of the Class A Shares and shall be made simultaneously with the sale of such Class A Shares; provided, however, that where the consideration per share that is payable by the Third Party consists of non-cash consideration, the Third Party may, at its option, choose to substitute the cash value of that consideration (in which case the consideration to be paid to Suez shall be equal to the Fair Market Value of such non-cash consideration as determined pursuant to Section 4.4).

(d) Proportionate Drag-Along.  If Suez does not elect to exercise its proportionate tag along right in the situation described in Section 3.3(c), then UPC shall have the option to purchase, or cause to be purchased by the Third Party, by either UPC or the Third Party delivering an irrevocable notice to purchase to Suez (a “Proportionate Drag-Along Sale Notice”).  The Proportionate Drag-Along Sale Notice shall identify the Third Party purchaser, the proposed amount and form of consideration per Class B Share (and if such consideration consists in whole or in part of property other than cash, UPC will provide such information relating to such consideration, to the extent reasonably available to it, as Suez may reasonably require in order to evaluate such non-cash consideration).  The number of Class B Shares included in the Drag-Along shall be the number of outstanding Class B Shares that would have been included in the proportionate tag-along right had Suez elected to exercise it.  Suez hereby agrees, on its own behalf and on behalf of all other Class B Share holders, to sell such shares to UPC or its designee upon receipt of written notice from UPC referring to this Section 3.3(d).  The price per share, and the form of consideration payable for such sale will be identical to the price per share and form of consideration payable by the Third Party in connection with its purchase of Class A Shares; provided, however, that:

(i) where the consideration payable by the Third Party consists of non-cash consideration, UPC or its designee shall have the right to substitute the cash value of that consideration (in which case the consideration to be paid to Suez shall be equal to the Fair Market Value of such non-cash consideration as determined pursuant to Section 4.4);

(ii) Suez shall be entitled to request a determination of the Fair Market Value pursuant to Section 4.4, in which case the price paid to Suez for its shares shall be equal to the Fair Market Value so determined.

(iii) If Suez invokes the Fair Market Value procedure in either case (i) and (ii) above, and the procedure confirms that the Fair Market Value is equal to or lower than the price (or value of non-cash consideration) proposed in the Proportionate Drag-Along Sale Notice, Suez shall be required to pay all costs associated with the Fair Market Value procedure.

(e) Representation and Warranties; Conditions.  Suez, on behalf of itself and others selling Class B Shares, shall make the same representations, warranties, covenants, indemnities and agreements (so long as they are made severally and not jointly) as the Class A Share sellers are making to the Third Party regarding its ownership of the Class B Shares transferred, its ability to transfer such Class B Shares free and clear of all encumbrances and its authority and due authorization to transfer the Class B Shares, to the exclusion of any other representations, warranties, covenants, indemnities and agreements.  The sale of the Class B Shares will be subject to the same terms and the same conditions as the sale of the Class A Shares (including the Third Party obtaining any required regulatory or other required approvals), and it is understood that any notice to sell or purchase pursuant to this Section 3.3 is subject to the satisfaction of such conditions.

(f) Change of Control Due to Subscription for New Class A Shares.  If a Third Party intends to acquire Control of MédiaRéseaux through the subscription of new Class A Shares, or shares having equivalent economic interests and voting rights to Class A Shares, for cash, then the provisions of Section 3.3(a) and Section 3.3(b) shall apply such that Suez and its Affiliates will have the right to sell to the Third Party and UPC shall cause the Third Party to purchase, all but not part only of their Class B Shares under the terms and conditions set forth under Section 3.3(a) above, or, if Suez elects not to exercise its tag along right under Section 3.3(a), the Third Party will have to right to acquire from Suez and its Affiliates and Suez and its Affiliate agree to sell, all but not part only of their Class B Shares under the terms and conditions set forth under Section 3.3(b) above.

SECTION 3.4  Strategic Partner Exit.  If during the first three years of this Agreement, a Strategic Partner is located, Suez shall have the right of first negotiation to sell all (but not less than all) of its Class B Shares to such Strategic Partner on terms and conditions agreed between Suez and the relevant Strategic Partner.   If for any reason Suez and the Strategic Partner are unable to agree on the terms of a sale within thirty (30) days, UPC undertakes to refrain, during a period of six (6) months as from the end such thirty (30)-day period, from negotiating, concluding and generally discussing the terms of any acquisition of an interest in MédiaRéseaux with such Strategic Partner.  The Strategic Partner shall be free, at the end of such six (6)-months period,  to negotiate the acquisition of an interest in MédiaRéseaux directly from MédiaRéseaux and/or UPC; provided however that UPC shall not conclude any sale of shares in MédiaRéseaux with such Strategic Partner on terms which are less favourable to the Strategic Partner than those offered by Suez to the latter.

SECTION 3.5  Right of Last Offer.  (a) On the earlier of (i) the third anniversary of this Agreement, and (ii) the date on which a Strategic Partner shall have acquired a significant shareholding in MédiaRéseaux, Suez shall be free to transfer its Class B Shares to a Third Party of its choice, subject only to UPC’s right of last offer as described in this Section 3.5.

(b)           Suez hereby undertakes, on its own behalf and on behalf of all other Class B Shareholders, to notify UPC in writing of any offer that is made to acquire Class B Shares that the holder is prepared to accept at least thirty (30) days prior to entering into the relevant contract of transfer, of the identity of the potential buyer, of the price, of the payment terms and of the other terms and conditions of such proposed contract of transfer, by providing a copy of all the relevant contracts or other documents reflecting the arrangements together with an unofficial translation into the English language if the same are not in English (such notice and such information, collectively the “Purchase Information”).  The Purchase Information shall also contain information as to the percentage of the Class B Shares subject to the offer.  If the consideration for the proposed sale, transfer or disposal of shares is not expressed in cash, such consideration shall be valued in cash equal to the then fair market value of the non-cash consideration, as certified by Suez in the Purchase Information.

(c)           If the proposed transaction involves only cash consideration, UPC shall have fifteen (15) days after receipt of the Purchase Information to notify Suez in writing whether the UPC wishes to exercise its right to make an offer one Euro higher than the offer proposed by the third party, and thereby acquire in whole (but not in part) the relevant Class B Shares identified in the Purchase Information.  A failure by UPC to timely provide such notice shall constitute a waiver of UPC’s right to acquire such shares.

(d)           If the proposed transaction involves non-cash consideration:

(i)            UPC shall have fifteen (15) days to notify Suez in writing whether it challenges the Purchase Information valuation of the non-cash consideration.  A failure by UPC to timely provide such notice shall constitute a waiver of UPC’s right to acquire such shares.

(ii)           Promptly following such notice, the Fair Market Value of such non-cash consideration shall be finally determined in accordance with the procedure set forth in Section 4.4.

(iii)          UPC shall have fifteen (15) days after final determination of the Fair Market Value of the non-cash consideration, to notify Suez in writing that UPC wishes to exercise its right to make a last offer one Euro higher than the offer made by the third party, and thereby acquire in whole (but not in part) the Class B Shares described in the Purchase Information.  A failure by UPC to timely provide such notice shall constitute a waiver of the UPC’s right to acquire such shares.

(e)           If UPC notifies Suez pursuant to Section 3.5(c) or (d) that UPC exercises its right of last offer, UPC or its designee shall acquire and accept the transfer of, and Suez or its Affiliate shall sell to UPC or its designee, the Class B Shares specified in the Purchase Information at the purchase price stipulated in UPC’s last offer, and otherwise upon the terms and conditions as set forth in the Purchase Information (except with respect to the substitution of cash for non-cash consideration as contemplated above in which case the Fair Market Value as determined under Section 3.5(d) shall apply), fifteen (15) days after the later of (i) such notice or (ii) receipt of any required approvals from, or the expiration or earlier termination of any waiting periods required by, governmental or supragovernmental agencies.

(f)            If UPC waives its right of last offer as described above, then Suez may sell the relevant Class B Shares to the proposed Third Party transferee at any time within three (3) months after the effective date of the relevant waiver by UPC.  Any such sale shall be upon the terms and conditions described in the Purchase Information and shall be subject to this Agreement.  If such sale is not consummated within such three (3) month period, or if the terms of the sale change as compared to the terms described in the Purchase Information, Suez shall have to re-initiate the right of last offer procedure described in Sections 3.5(b) through (e) above before transferring any of its Class B Shares.  Any transfer of less than all of the Class B Shares must be made such that Suez is appointed as agent for purposes of all elections and notices under this Article III and under Article IV.  In the case of a transfer of all of the Class B Shares, the assignee shall expressly assume the obligations imposed on Suez in respect of all Class B Shareholders under this Agreement.

(g)           The procedures described in this Section shall not apply to transfers of Class B Shares to an Affiliate of Suez, provided that:  (i) Suez notifies UPC in writing of such transfer at least thirty (30) days in advance and (ii) the relevant Affiliate agrees in writing, in a form satisfactory to UPC, to be bound by the terms of this Agreement.  A transfer of shares to an

Affiliate of Suez shall not release Suez from its obligations hereunder.  Suez shall be liable to UPC for any breach of this Agreement by the relevant Affiliate.

SECTION 3.6  Pre-Emptive Rights.  (a) UPC shall be entitled to suppress Suez’s preferential right of subscription (droit préférentiel de souscription) only in the following cases:

(i)            upon a capital increase of MédiaRéseaux effected through a contribution in kind;

(ii)           the issuance by MédiaRéseaux of shares for management and employee incentive schemes;

(iii)          the issuance of warrants or convertible securities for high-yield or other financings, except where UPC subscribes for such warrants or convertible securities in which case Suez would have a right to subscribe on the same basis as UPC, proportionate to Suez’s percentage interest holding in MédiaRéseaux compared to that of UPC.

(b)           Section 3.3 and Article IV shall not apply to any securities in MédiaRéseaux subscribed for by Suez pursuant to its preferential right of subscription (droit préférentiel de souscription).

ARTICLE IV

PUTS AND CALLS

SECTION 4.1 Twelve Month Call Option by UPC.  Suez hereby promises to sell to UPC all of the Class B Shares at any time during the first twelve months following this Agreement, at a price equal to 85,000,000 Euros, increased by interest at a rate of 8% per annum, applied to the period between the date of this Agreement and the date of the notice referred to in the next sentence.  UPC shall have the right (but not the obligation) to purchase such shares, and may exercise such option by sending a notice to Suez in the form and manner provided for in the option agreement (promesse de vente) attached hereto as Exhibit 4.1 (the “Call Option Agreement”).  The Call Option Agreement will be signed by Suez contemporaneously with the signature of this Agreement.  If UPC exercises the option, the price for the Class B Shares shall be paid by UPC in cash, in common class A stock of UGC, in Series A common stock of Liberty Media International, Inc. (provided such Series A common stock satisfies the test for “Marketable Securities” in Exhibit 1), or any combination of these three.

 SECTION 4.2  Put Option by Suez.  On or before the date that is not more than four (4) months and not less than three (3) months prior to the third, fourth or fifth anniversary of this Agreement, Suez shall have the right to request that UPC purchase all (but not less than all) of the Class B Shares at Fair Market Value, by sending UPC a notice in the form attached as Exhibit 4.2-I hereto.  UPC shall be required to purchase such shares, or take such other action as provided below, within three (3) months after determination of Fair Market Value, which determination shall be made following the third, fourth or fifth anniversary of this Agreement, as applicable, subject to the following conditions:

(a) The price paid by UPC or its designee for such shares may consist of cash or Marketable Securities, or a combination of cash and Marketable Securities, at UPC’s option.

(b)  If UPC elects not to purchase such shares:

(i) UPC shall assist Suez in obtaining a bona fide third party offer to purchase all of Suez’s shares at a price no lower than Fair Market Value.  Any offer by a third party would be subject to UPC’s right of last offer in Section 3.5;

(ii) if no such third party offer can be found three (3) months after determination of Fair Market Value, then Suez shall then have the right to decide, in its absolute discretion, to require UPC: (x) to generate a bona fide third party offer to purchase 100% of MédiaRéseaux at or above the Fair Market Value for 100% of MédiaRéseaux and/or in parallel (y) to initiate a public offering of common shares in MédiaRéseaux sufficient to create reasonable liquidity on customary terms (provided that no lock-up restrictions as may be required by the underwriters shall apply to Suez Class B Shares).  UPC irrevocably undertakes to do all things and take all necessary actions that are required to this effect, and Suez shall have an ongoing right to review and participate in the process via a special steering committee created for this purpose. Class B Shares shall have priority over the shares of the holders of Class A Shares with respect to any secondary offering of shares in connection with an initial public offering in accordance with clause (y) of this Section 4.2(b)(ii).

(iii) If after twelve (12) months following the third, fourth or fifth anniversary of this Agreement immediately preceding which the notice in Section 4.2 has been given, UPC has not succeeded either in securing a third party offer to purchase 100% of MédiaRéseaux at or above Fair Market Value for 100% of MédiaRéseaux, or in achieving an initial public offering in accordance with clauses (x) or (y) of Section 4.2(b)(ii), then Suez shall have the right, during a thirty (30) day period beginning at the end of such 12-month period, to require that UPC purchase all (but not less than all) of the Class B Shares at Fair Market Value.  To exercise this right, Suez shall send UPC a second notice in the form attached as Exhibit 4.2-II, and Fair Market Value shall be determined as of the date of such notice. UPC shall be required to purchase such shares, and pay Suez the price thereof in cash or in Marketable Securities, or a combination thereof, within three (3) months after the determination of Fair Market Value.

(c) Suez shall lose its put option if it has the opportunity to exercise a tag-along right for the entirety of its interest under Section 3.3(a), yet declines to do so.

(d) Each Party acknowledges and agrees that in light of, among other things, the restrictions on transferability of the Class B Shares which are contained in this Agreement, Suez’s right under this Section 4.2 has a peculiar and special value to Suez and if there is a breach by UPC of any of its obligations under this Section 4.2, Suez would be irreparably harmed and consequently remedies at law or in damages would be inadequate to compensate Suez from any such breach. In recognition of these facts, each Party agrees that, in the event of any such breach, Suez shall be entitled to obtain specific performance of UPC’s obligation under this Section 4.2 (such specific performance shall not extend, however, to UPC’s obligation to initiate a public offering pursuant to clause (b)(ii) above).

SECTION 4.3.  Additional Call Option by UPC.   During each of the three 30-day periods beginning respectively on the third, fourth and fifth anniversaries of this Agreement,

UPC shall have the right to purchase all (but not less than all) of the Class B Shares at Fair Market Value by sending Suez a notice in the form attached as Exhibit 4.3.  If it receives such a notice, Suez shall be required to sell such shares to UPC within thirty (30) days after determination of Fair Market Value.  The price for such shares may be paid, at UPC’s option, in cash or Marketable Securities or a combination of cash and Marketable Securities.

SECTION 4.4.  Determination of Fair Market Value.  (a) Fair Market Value of the Class B Shares shall be equal to the fair market value of all the Class B Shares at the date of the sending of the relevant notice referred to in Section 3.3 or 4.3, or as of the third, fourth or fifth anniversary of this Agreement, whichever immediately follows the sending by Suez of the notice referred to in Section 4.2, (the “FMV Notice Date”).  In determining Fair Market Value, no account shall be taken of minority interest discount or control premium.  No difference shall be made between a Class A Share and a Class B Share for purposes of determining Fair Market Value.

(b) The Parties and their respective investment banks will attempt to agree on Fair Market Value within thirty (30) days after the FMV Notice Date.  Failing agreement within such time, each Party will simultaneously submit to the other, forty-five (45) days after the FMV Notice Date, their proposed final calculation of the Fair Market Value.  If those two calculations are within 10% of one another (10% being calculated based on the smaller of the two calculations), the Fair Market Value shall be the average of the two calculations.  If the difference between the two calculations is greater than 10%, then the Parties shall choose an independent, internationally recognized investment bank (the “Bank”) to fix a Fair Market Value amount that is within the range of the two amounts proposed by the two Parties.  The amount fixed by the Bank (which shall render its opinion within thirty (30) days after its appointment) shall constitute the Fair Market Value of the Class B Shares (or other interest being valued).

(c) If the two Parties are unable to agree on the appointment of the Bank within seven (7) days after the simultaneous submission of their respective calculations as mentioned above, each Party will appoint its own investment bank within a further seven (7) days, and each of those two banks will appoint, within a further seven (7) days, the Bank from amongst independent internationally recognized investment banks to render such opinion.  Within thirty (30) days of its appointment, the Bank will fix a Fair Market Value amount that is within the range of the amounts proposed by the two Parties.  Bank’s determination will be final and binding on the parties, except in the case of manifest error (erreur grossière).

(d) Except as provided elsewhere in this Agreement, each Party shall pay the fees and expenses of its own investment bank, and share equally the fees and expenses of any neutral or third investment bank.

ARTICLE V

GENERAL TERMS AND CONDITIONS

SECTION 5.1.  Term and Termination.  This Agreement shall enter into effect upon its signature by the Parties hereto and shall remain in effect for so long as any Class B Shares remain outstanding.

SECTION 5.2  No Waiver.  Any waiver of a breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other terms or conditions, nor shall any failure to enforce any provision of this Agreement operate as a waiver of such provision or any other provision.

SECTION 5.3.  Assigns.  The rights, benefits and obligations of each of the Parties under this Agreement may neither be assigned nor delegated without the prior written consent of the other Party hereto, except (1) the rights and obligations of Suez shall be transferred to a Third Party acquiring in the case of a transfer of all of the Class B Shares to a Third Party pursuant to Section 3.5(f) and (2) the rights and obligations of UPC shall be transferred to any person or entity holding the majority of the Class A Shares.

SECTION 5.4  Entire Agreement.  The Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

SECTION 5.5  Amendment.  This Agreement may not be amended or modified, except by a written instrument signed by the Shareholders.

SECTION 5.6         Articles of Incorporation of MédiaRéseaux.  Attached as Exhibit 5.6 is a copy of the articles of incorporation (statuts) of MédiaRéseaux as of the date hereof.  The articles of incorporation may be modified from time to time in accordance with French law by vote of the extraordinary general meeting of shareholders.  In the event of any inconsistency between the terms of such articles of incorporation and the terms of this Agreement, the terms of this Agreement shall prevail as between the Parties.

SECTION 5.7  Notice.  All notices, request, consents and other communications hereunder to any party shall be deemed sufficient if contained in a written instrument delivered by (i) personal delivery, (ii) postage prepaid, return receipt requested, registered or certified mail (airmail if available), (iii) internationally recognized express courier, such as Federal Express or (iv) facsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or (iii) of this Section 5.7, in each case addressed to the Party for whom intended at the address first set forth above or at such other address as the intended recipient previously shall have designated by written notice to the other Parties.

Notice by registered or certified mail shall be effective on the date it is first presented for delivery to the intended recipient by return receipt or equivalent.  All notices and other communications required or contemplated by this Agreement to be delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of delivery; notices delivered by facsimile with simultaneous confirmation copy by registered or certified mail or by courier, shall be deemed delivered to and received by the addressee and effective on the date of dispatch of such confirmation copy.

SECTION 5.8  Jurisdiction.  Any controversy or claim arising out of or relating to this Agreement which cannot be settled amicably shall be submitted to the exclusive jurisdiction of the courts in Paris, France.

SECTION 5.9  Governing Law.  The validity, construction, performance and enforceability of this Agreement shall be governed by the laws of France.

SECTION 5.10  Signature of UGC.  UGC agrees to be jointly and severally liable for the obligations of UPC under Articles III and IV, save that such liability will terminate if Suez has the opportunity to exercise a tag-along right for the entirety of its interest under Section 3.3(a), yet declines to do so.

IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the date shown below.

Dated: 1st July, 2004

UPC FRANCE HOLDING BV

	By:		/s/ Raymond Collins
		Name:	Raymond Collins
		Title :	Director Strategy

UNITEDGLOBALCOM, INC.

	By:		/s/ Jeremy Evans
		Name:	Jeremy Evans
		Title :	Attorney-in-fact

SUEZ SA

	By:		/s/ Michel Sirat
		Name:	Michel Sirat
Title :

*  *  *  *

List of Exhibits

Exhibit 1	Trading volume thresholds
Exhibit 2.2(c)(2)	Approved synergy measures (exhibit to be completed in good faith after signature)
Exhibit 4.1 :	12-Month Call Option Agreement
Exhibit 4.2-I :	Form of Notice for Suez Initial Put
Exhibit 4.2-II :	Form of Notice for Suez Second Put
Exhibit 4.3 :	Form of Notice for UPC Call
Exhibit 5.6 :	Articles of Incorporation (statuts) of MédiaRéseaux